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                                                                  EXHIBIT 10.7


October 12, 1998

Mitchell E. Kertzman

                                               SENT VIA FACSIMILE

Dear Mitch,

We are pleased to offer you employment as President and Chief Executive Officer for Network Computer, Inc ("NCI" or "the Company"). Your annual salary will be $300,000 less applicable withholding. You will be eligible for a target annual bonus of $200,000, based upon goals and objectives as determined by the Company's Board of Directors and agreed upon by both parties. Your first year's target annual bonus, so long as you remain employed, is guaranteed to be $200,000. This bonus is scheduled to be paid
30 days after the first anniversary of your hire date. Your starting date will be pursuant to discussions with David Roux.

As an employee of Network Computer, Inc., you will be eligible to participate in a number of Company-sponsored benefits, including health and medical benefits. Upon Board of Director's approval, the Company will grant you an option to purchase up to 10,000,000 shares of common stock with an exercise price equal to fair market value as determined by the Board of Directors. The option would vest as follows: 25% on the first anniversary of the date of hire, and monthly thereafter, in equal increments over a period of 36 months. The option is issued subject to the terms of the Company's standard stock option plan. However, should the Company experience a change in control (a change in ownership of at least 50% of the Company), 50% of any unvested options from this original grant shall be accelerated to vest upon the effective date of the change in control.

Upon your execution of mutually agreeable documentation, the Company will loan you up to $1,000,000, secured in a manner agreeable to the Company, for the sole purpose of your purchasing a home. This offer of a loan remains open to you through December 31, 1999. If the loan is made to you, it will bear interest at the current market rate and be payable in full plus interest at the end of three years from the funding date of the loan. Specific terms for such a loan would be defined in a separate agreement.

Your employment with the Company is not for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause. We request that all of our employees, to the extent possible, give us advance notice if they intend to resign. But if your employment is terminated by the Company for any reason other than gross misconduct, you agree to accept as severance, in exchange for your execution of a release of all claims against the Company, one year's base salary. Your employment with the Company is also contingent upon you executing the Proprietary Information Agreement, Employment Agreement and upon you providing the Company with the legally required proof of your identity. The Company also requires proof of eligibility to work in the United States.

In the event of any dispute or claim relating to or arising out of our employment relationship, the termination of that relationship, or this agreement (including, but not limited to, any claims of wrongful termination, breach of contract or age, sex, race, disability or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, with the arbitrator exercising all powers and remedies of a judge. By signing this agreement you and the Company waive your rights to have disputes tried by a judge or a jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of breach or alleged breach of your Proprietary Information Agreement and Employment Agreement with the Company.

                                 [LETTERHEAD]

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To confirm your acceptance of this employment agreement, please sign and date this letter in the spaces provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with other agreements referred to above, set forth the terms of your employment with the Company. This agreement supersedes any prior representations or agreements between you and the Company, whether written or oral, and it may not be modified or amended except by a document signed by an authorized officer of the Company and you. This offer, if not accepted, will expire on October 15, 1998.

Sincerely,

/s/ David Roux

Network Computer, Inc.
By: David Roux
    Chief Executive Officer

I agree to and accept employment with Network Computer, Inc. on the terms set forth in this agreement.

/s/ [ILLEGIBLE]                                                        10/21/98
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Signature                                                               Date

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January 5, 2000


Mitchell E. Kertzman
c/o Liberate Technologies
2 Circle Star Way
San Carlos, CA  94070

                        Amendment to Employment Agreement

Dear Mitchell:

         This letter will formally confirm our agreement to amend the terms of your employment agreement set forth in Liberate Technologies' (formerly Network Computer, Inc. (the "Company")) letter to you dated October 12, 1998 (the "Agreement"). In consideration for your agreement not to require the Company to make the loan specified in the third paragraph of the first page of the Agreement to you prior to December 31, 1999, we agree that the offer of the loan set forth in that paragraph shall remain open to you through April 30, 2000.

         In all other respects, the terms of the Agreement remain unchanged and in full force and effect. We also confirm to you that the foregoing amendment has been duly approved by the Compensation Committee of the Company's Board of Directors and is made to be effective as of December 31, 1999.


                                            Sincerely,

                                            /s/ Nancy J. Hilker

                                            Nancy Hilker,
                                            Chief Financial Officer


Acknowledged and agreed:


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Mitchell E. Kertzman